EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SECURED PROMISSORY NOTE

$375,000.00 August 31, 2010

FOR VALUE RECEIVED, Yukon Gold Corporation, Inc. a Delaware corporation (the "Company"), hereby promises to pay to the order of Lance Capital Ltd., a Ontario Corporation (the "Holder"), the sum of THREE HUNDRED SEVENTY FIVE THOUSAND AND NO/100 ($375,000.00). Interest shall accrue from the date of this Note on the unpaid principal amount a rate of five percent (5%) per annum, compounded annually. This Note is issued pursuant to the terms of that certain Note Purchase and Security Agreement dated as of August 31, 2010 (the "Security Agreement"), and is subject to the following terms and conditions.

1. Maturity. Unless converted as provided in Section 3 below, this Note will automatically mature and be due and payable upon demand of the Holder on December 31, 2011 (the "Maturity Date"). Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the filing by or against the Company of a petition in bankruptcy, any petition for relief under the federal bankruptcy act or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within forty-five (45) days, or the occurrence of a Default as defined below.

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. All payments will be applied first to collection fees and costs due hereunder; then to late charges, if any, due hereunder; then to accrued and unpaid interest; and then to the principal amount. The Company shall have the absolute right at any time and from time to time to prepay this Note in whole or in part, without premium or penalty, but with accrued interest to the date of prepayment on the amount prepaid.

3. Conversion

(a) Optional. At any time prior to the Maturity Date the Holder may elect to convert the entire principal amount of and accrued interest on this Note into shares of the Company's common stock ("Shares") at a price of $0.0025 per Share.

(b) Mechanics and Effect of Conversion. No fractional shares of the Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such

fractional share. Upon conversion of this Note pursuant to this Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder, at such principal office, a certificate or certificates for the number of shares to which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

4. Security. The Principle and outstanding interest amount of this loan shall be secured by a first lien on the "Marg Property" as provided in the Security Agreement.

5. Events of Default and Remedies . The entire unpaid principal balance of and all accrued interest on this note shall immediately become due and payable, without notice or demand which are hereby waived, upon the occurrence of any one or more of the following events of default (individually or collectively, herein called a "Default"):

i. The failure or refusal of the Company to pay all or any part of the principal of or accrued interest on this Note as and when same becomes due and payable in accordance with the terms hereof;

ii. The discovery by the holder hereof that any statement, representation, or warranty made by the Company in any writing, document, or instrument ever delivered to the holder hereof in connection herewith was at the time made false or misleading;

iii. default by Yukon or its Subsidiary in the performance of any obligation, term or condition of the Security Agreement, or any other agreement with Lance;

iv. If this note shall be in default and placed for collection, the undersigned shall pay all reasonable attorney fees and costs of collection.

6. Transfer; Successors and Assigns. This Note may be transferred only in compliance with applicable federal, provincial and state laws and only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by duly executed written instrument of transfer in a form satisfactory to the Company. A new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of the Note.

7. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Province of Ontario, without giving effect to principles of conflicts of law.

8. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth in the Security Agreement or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended or waived with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of this Note.

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year and at the place first above written.

YUKON GOLD CORPORATION, INC.

By: ______________________________
J.L. Guerra, Jr., Chairman of the Board
And Authorized Signatory

Acknowledged and accepted by

LANCE CAPITAL LTD.
This 31 day of August, 2010

By: ______________________________